SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

[   ] Preliminary Information Statement

[X] Definitive Information Statement

[_] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

FORUM FUNDS
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)  Title of each class of securities to which transaction applies:

_________________________________________________

2)  Aggregate number of securities to which transaction applies:

_________________________________________________

3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_________________________________________________

4)  Proposed maximum aggregate value of transaction:

_________________________________________________

5)  Total fee paid:

_________________________________________________

[_] Fee paid with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

______________________________________________

2)  Form, Schedule or Registration Statement No.:

______________________________________________

3)  Filing Party:

______________________________________________

4)  Date Filed:

______________________________________________

Three Canal Plaza
Portland, Maine 04101
 (888) 992-2765

-----------------

INFORMATION STATEMENT

-----------------
May 29, 2009

This document is an Information Statement for the shareholders of the Absolute Opportunities Fund (the "Fund"), a series of the Forum Funds (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the addition of Semaphore Management LLC ("Semaphore") as a sub-adviser to the Fund, pursuant to an agreement between the Adviser and Semaphore effective March 12, 2009 (the "Semaphore Agreement").  Semaphore provides sub-advisory services to a portion of the Fund's portfolio.

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of May 15, 2009 (the “Record Date”) on or about June 5, 2009.

Absolute Investment Advisers LLC (the "Adviser"), located at 350 Lincoln Street, Suite 216, Hingham, Massachusetts 02043, serves as the investment adviser to the Fund.  For the fiscal year ended March 31, 2009, the fee paid to the Adviser under the Advisory Agreement was $612,046.35, which was 2.75% of the average daily net assets of the Fund, of which $ 178,546.05 was waived by the Adviser.  Subject to the supervision of the Adviser and the Trust's Board of Trustees (the “Board”), various asset managers are currently responsible for the day-to-day portfolio management of the Fund, as further described in the Fund's prospectus.  The portion of the Fund's portfolio managed by each of the sub-advisers will be determined from time to time by the Adviser in consultation with each of the sub-advisers, subject to capacity constraints.

The Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select a sub-adviser for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and the sub-adviser; and (iii) terminate and/or hire unaffiliated sub-advisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new sub-adviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a sub-advisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the Semaphore Agreement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT.

Shareholders can find additional information about the Fund in the Fund's annual report dated as of March 31, 2009 which will be furnished to shareholders at the same time as this Information Statement. The Fund will provide copies of these materials free of charge. Text-only versions of each of the Fund's annual report and semi-annual report (when available) can be viewed online or downloaded from the Fund's website (http://www.absoluteadvisers.com). Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

Information about Semaphore

Semaphore, 320 Park Avenue, 10th Floor, New York, New York 10022, is registered as an investment adviser under the Investment Advisers Act of 1940. Semaphore was founded in 2003 and provides investment advisory services for other pooled investment vehicles. The Fund is the first mutual fund for which Semaphore provides investment advisory services. As of March 1, 2009, Semaphore managed approximately $105 million in assets. Mr. Paul J. Carpenter, Managing Member, and Mr. Hoyt Ammidon III, Managing Member, are responsible for the day-to-day management of the portion of the Fund's portfolio managed by Semaphore. Mr. Carpenter, who has 14 years of investment industry experience, and Mr. Ammidon, who has 26 years of investment industry experience are co-founders of Semaphore.

No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of Semaphore.  In addition, since March 31, 2009, the beginning of the Fund’s most recently completed fiscal year, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Semaphore, any parent or subsidiary of Semaphore or any subsidiary of a parent of such entities was or is to be a party.

DIRECTORS AND OFFICERS OF SEMAPHORE

The following table lists the directors and principal executive officers of Semaphore.  The address of each individual listed below is c/o Semaphore Management LLC, 320 Park Avenue, 10th Floor, New York, New York 10022.

Together Messrs. Carpenter and Ammidon wholly own Semaphore.

          NAME                                                                PRINCIPAL OCCUPATION

          Paul J. Carpenter                                                Managing Member
          Hoyt Ammidon III                                             Managing Member
          Robert C. Penberth                                            Chief Financial Officer; Chief Compliance Officer

OTHER FUNDS

Semaphore provides investment advisory services for three other pooled investment vehicles and does not provide investment advisory services to any other registered investment company.

Semaphore Sub-Advisory Arrangement

The Semaphore Agreement became effective March 12, 2009. The Semaphore Agreement, including the scope of services being provided, is substantially similar to the terms of the Fund's other sub-advisory agreements except for the effective date.

The Semaphore Agreement provides that Semaphore is responsible for, among other things (i) assisting the Adviser in providing a continuous investment program with respect to a portion of the Fund's portfolio (the "Allocated Assets"), including investment research and management with respect to all securities and investments and cash equivalents in the Allocated Assets; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased with the Allocated Assets and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act.
The Semaphore Agreement provides that Semaphore is not liable or responsible for any action taken or omitted by Semaphore, except for liability resulting from Semaphore's bad faith, willful misfeasance or gross negligence in the performance of its duties or reckless disregard of such duties.

The Semaphore Agreement will continue in effect for an initial term of two years.  Thereafter, the Semaphore Agreement will continue in effect only if approved annually by the Board  or by the vote of the shareholders of the majority of the outstanding shares of the Fund, and also, in either event, if approved by a majority of the Trustees who are not parties to the Semaphore Agreement or interested persons of any such party (the “Independent Trustees”). The Semaphore Agreement is terminable at any time without penalty, on 60 days' notice, by the Adviser, Semaphore, the Board or by a majority vote of the Fund's shareholders. Pursuant to the Investment Company Act, the Semaphore Agreement terminates automatically in the event of its assignment or upon termination of the Fund's investment advisory agreement with the Adviser.

Board Considerations

The Board, including the Independent Trustees, approved the Semaphore Agreement at a meeting of the Trustees held on March 12, 2009. The Board approved the Semaphore Agreement between the Adviser and Semaphore, on behalf of the Fund, based on a variety of factors and data relating to Semaphore's ability to provide services to Fund under the Semaphore Agreement, including (1) the nature, extent and quality of services to be provided to the Fund by Semaphore; (2) the investment performance of Semaphore; (3) the cost of services to be provided by Semaphore and the profits to be realized by Semaphore and its affiliates from the relationship with the Fund; (4) the extent to which economies of scale may be realized by  the Fund’s assets growth; and (5) whether  fee levels reflect any such economies of scale for the benefit of the Fund’s shareholders.

Based on its review of the materials presented at the meeting, including its consideration of each of the factors referred to above, the Trustees (including all of the Independent Trustees) determined, in the exercise of business judgment, that Semaphore was capable of providing quality investment sub-advisory services to the Fund that could be beneficial to the Fund and its shareholders and that approval of the Semaphore Agreement was in the best interest of the Fund and its shareholders.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and Semaphore and discussed Semaphore’s personnel, operations and financial condition. Specifically, the Board considered the adequacy of Semaphore’s resources and the quality of services to be provided by Semaphore under the Semaphore Agreement. Additionally, the Board considered information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at Semaphore who would have principal investment responsibility for the portion of the Fund’s investments to be managed by Semaphore; the investment philosophy and decision-making processes of those professionals; the capability and integrity of  Semaphore’s senior management and staff; the quality of Semaphore’s services with respect to regulatory compliance and compliance with client investment policies and restrictions; and the financial condition and operational stability of Semaphore.

The Board considered the adequacy of Semaphore’s resources. In this regard, the Board reviewed Semaphore’s summary of its financial condition as of March 1, 2009. The Board also noted Semaphore’s representation that the firm is financially stable and able to provide investment sub-advisory services to the Fund.

The Board concluded that, overall, it was satisfied with the nature, extent and quality of services to be provided to the Fund by Semaphore’s under the Sub-Advisory Agreement.

Costs of Services and Profitability

The Board considered information provided by Semaphore regarding the costs it would expect to incur in connection with providing services to the Fund and its projected profitability with respect to the Fund.  Based on, among other things, the information provided, the Board concluded that Semaphore’s profitability was not a material factor in determining whether or not to approve the Semaphore Agreement because the Adviser, and not the Fund, would be responsible for paying sub-advisory fees due to Semaphore under the Semaphore Agreement.

Performance

The Board reviewed the historical performance of three hedge funds managed by Semaphore in a style similar though not identical, to that to be employed for the Fund.  In this regard, the Board considered the Fund's objective of achieving long-term capital appreciation with an emphasis on risk adjusted returns and lower volatility than traditional equity market indices and how Semaphore’s management style would fit into the Fund’s overall investment strategy. The Board determined that Semaphore’s management of its portion of the Fund could benefit the Fund and its shareholders.

Compensation

The Board reviewed the compensation proposed to be paid to Semaphore for providing sub-advisory services to the Fund under the Semaphore Agreement. In this respect, the Board noted  that the Adviser, and not the Fund, would be responsible for paying the sub-advisory fees due to Semaphore under the Semaphore Agreement and that the total advisory fees paid by the Fund would not increase as a result of the Semaphore Agreement.

Economies of Scale

The Board considered whether the Fund could benefit from any economies of scale.  In this context, the Board noted that the fee schedule in the proposed Semaphore Agreement contains breakpoints, but that because the Adviser, and not the Fund, pays the sub-advisory fee, the Fund may not benefit from any economies of scale available through breakpoints in the sub-advisory fee.

Other Benefits

The Board considered that, as represented by Semaphore, the primary ancillary benefits Semaphore would receive as a result of its relationship to the Fund were a larger and more stable business from increased assets under management and improved investor perception. The Board concluded that Semaphore’s receit of ancillary benefits as a result of its relationship with the Fund was not a material consideration under all of the present facts and circumstances.

The Board reviewed a memorandum from Trust Counsel discussing the legal standards applicable to its consideration of the Semaphore Agreement.  Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its business judgment, that the proposed sub-advisory arrangement, as outlined in the Semaphore Agreement, was fair and reasonable.

Fund's Ownership Information

As of the Record Date, to the best of the Trust's knowledge, the Trustees and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund ("Shares").  The following tables set forth, to the best of the Trust's knowledge, the name, address, number and percentage of Shares of persons that owned beneficially, or of record, more than 5% of the outstanding Shares of the Fund as of the Record Date.

ABSOLUTE OPPORTUNITIES FUND

INSTITUTIONAL SHARES

RECORD HOLDER	NUMBER OF SHARES	PERCENTAGE OF CLASS
Charles Schwab & Co. Special Custody Account FBO Customers ATTN: Mutual Funds 101 Montgomery St San Francisco, CA 94104	4,840,878.75	54.49%
National Financial Services For Exclusive Benefit of Customers One World Financial Center 200 Liberty Street New York, NY 10281	1,998,836.28	22.50%
SEI Private Trust Company FBO ID370 One Freedom Valley Drive Oaks, PA19456	605,021.04	6.81%

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite100, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Administration LLC, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.

* * * * *